Exhibit 1

Oi S.A. – In Judicial Reorganization

CNPJ/MF: 76.535.764/0001-43

NIRE 33 3 0029520-8

PUBLICLY-HELD COMPANY

CALL NOTICE

EXTRAORDINARY GENERAL SHAREHOLDERS MEETING

The Board of Directors of Oi S.A. – In Judicial Reorganization (“Company”) hereby calls the Shareholders to an Extraordinary General Shareholders Meeting, to be held on May 14, 2018, at 11 a.m., at the Company’s headquarters located at Rua do Lavradio No. 71, Centro, City and State of Rio de Janeiro, to discuss the following agenda:

(1)               Examine, discuss and vote on the Management’s Report and the Financial Statements for the fiscal year ended December 31, 2017; and

(2)               Deliberate the proposal for allocation of the results for the fiscal year ended December 31, 2017.

GENERAL INSTRUCTIONS:

1. The documentation and the information connected to the matters to be deliberated in the Meeting are available at the Company’s headquarters, in the Shareholders Participation Manual, at the Company’s Investors Relations webpage (www.oi.com.br/ri), as well as on the website of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), pursuant to CVM Ruling No. 481/09, and on the website of B3 (http://www.bmfbovespa.com.br/) for examination by the Shareholders.

2. On March 28, 2018, the Company disclosed a Material Fact stating that due to the complexity of the impact of the approval the Judicial Reorganization Plan on the independent audit of the Company's financial statements for the fiscal year of 2017, specifically with respect to quality and adequacy of the accounting treatment, the Company would not disclose its financial statements for the fiscal year of 2017 on that date. The Company's audited financial statements for the year 2017 were disclosed on April 12, 2018.

3. We ask that any shareholder who wishes to personally take part in the Meeting or to be represented by an attorney-in-fact to submit the following documents, at Rua Humberto de Campos No. 425, 5th floor, Leblon, City and State of Rio de Janeiro, from 9 a.m. to noon and from 2 p.m. to 6 p.m., within two (2) business days prior to the holding of the Meeting, to the attention of the Corporate Management and M&A: (i) for Legal Entities: notarized copies of the Instrument of Incorporation, Bylaws or Articles of Incorporation, minutes of election of the Board of Directors (if applicable), and minutes of election of the Executive Office containing the election of the legal representative(s) attending the Meeting; (ii) for Individuals: notarized copies of the shareholder’s identity document (“ID”) and Individual Taxpayers’ Register (CPF) Number; and (iii) for Investment Funds: notarized copies of the Fund’s regulations and Bylaws or Articles of Incorporation of the Fund’s administrator, as well as minutes of the election of the legal representative(s) attending the Meeting. In addition to the documents indicated in (i), (ii) and (iii), as the case may be, when the shareholder is represented by proxy by an attorney, they shall send, together with said documents, the respective power of attorney, granting special powers and containing a certified signature, as well as certified copies of the ID(s) and minutes of the election of the legal representative(s) that signed the power of attorney that proves that the attorney has the power to represent their client, in addition to the ID and CPF of the attorney in attendance. This measure is intended to speed up the process of registration of the shareholders attending the Meeting. Holders of preferred shares will have the right to vote on all measures subject to deliberation and contained in the Agenda of the General Shareholders Meeting, called herein, pursuant to Paragraph 3 of Article 13 of the Company’s Bylaws and Paragraph 1 of Article 111 of Law 6,404/76, and will vote together with the common shares.

Exhibit 1

4. The Shareholder that takes part in Fungible Custody of Registered Shares of Stock Exchanges, who wishes to take part in this Meeting, shall submit a statement issued within two (2) days before the meeting, containing their respective share interest, provided by the custodian body.

5.  Finally, in order to facilitate and encourage the participation of its shareholders in the Extraordinary General Shareholders Meeting (Assembleia Geral Extraordinária – “AGE”) and, in compliance with the rules of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – “CVM”), specifically CVM Instructions No. 481/09, as amended by CVM Instructions No. 561/15 and 570/15, the Company will allow the participation and exercise of remote voting, allowing its shareholders to send, either through their respective custody agents or directly to the Company, a Remote Voting Bulletin, as provided by the Company on its Investor Relations website, as well as on the CVM and B3 websites, together with the other documents to be discussed at the AGE, subject to the guidelines contained in the Remote Voting Bulletin.

Rio de Janeiro, April 12, 2018.

José Mauro Mettrau Carneiro da Cunha

Chairman of the Board of Directors